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                                                                EXHIBIT (C)(3)

                                   [LETTERHEAD]

Via FAX (410) 345-6575
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November 13, 1996

Lucy B. Robins, Esq., Vice President
T. Rowe Price Realty Income Fund I Management, Inc., General Partner of
  T. Rowe Price Realty Income Fund I ("RIF I")
T. Rowe Price Realty Income Fund II Management, Inc., General Partner of
  T. Rowe Price Realty Income Fund II ("RIF II")
T. Rowe Price Realty Income Fund III Management, Inc., General Partner of
  T. Rowe Price Realty Income Fund III ("RIF III")
T. Rowe Price Realty Income Fund IV Management, Inc., General Partner of
  T. Rowe Price Realty Income Fund ("RIF IV")
100 East Pratt Street
Baltimore, MD 21202

Dear Ms. Robins:

By your counter-execution below, please let this letter act as consent of the general partner to the waiver of the application of those certain limited partnership agreement provisions which require that limited partners, who elect to sell all or a portion of their Units, be left with no less than a certain minimum level of Units. The relevant partnership agreement sections are Section 7.1(C) for RIF I, Section 12.1 for RIF II, Section 12.1 for RIF III, and Section 12.1 for RIF IV.

Thank you.

Sincerely,

/s/ HAROLD C. HOFER
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Harold C. Hofer

Agreed:

/s/ LUCY B. ROBINS
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Lucy B. Robins, Vice President